Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY DISTRIBUTION

Houston, Texas, August 5, 2021 – Whiting USA Trust II (the “Trust”) (OTC Symbol – WHZT) announced today that the Trust will make a distribution to unitholders in the third quarter of 2021, which relates to net profits generated during the second quarterly payment period of 2021. Unitholders of record on August 19, 2021 will receive a distribution of $0.180407 per unit, which is payable on or before August 27, 2021 (the “August 2021 distribution”).

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The record date of August 19, 2021 for this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive the August 2021 distribution.

Sales volumes, net profits and selected performance metrics for the quarterly payment period (mainly affected by April 2021 through June 2021 oil prices and March 2021 through May 2021 gas prices) were:

Sales volumes:
Oil (Bbl)(1)(2)	205,721
Natural gas (Mcf)	188,289
Total (BOE)	237,103
Gross proceeds:
Oil sales(1)	$12,241,725
Natural gas sales	624,653
Total gross proceeds(3)	$12,866,378
Costs:
Lease operating expenses	$6,686,393
Production taxes(4)	648,716
Development costs(5)	447,448
Cash settlements on commodity derivatives(6)	-
Total costs	$7,782,557
Net profits	$5,083,821
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$4,575,439
Proceeds from sale of oil and gas properties	-
Provision for estimated Trust expenses(7)	(1,250,000)
Montana state income taxes withheld	(5,949)
Net cash proceeds available for distribution	$3,319,490
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$0.180407
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$59.51
Natural gas average realized price (per Mcf)	$3.32
Lease operating expenses (per BOE)	$28.20
Production tax rate (percent of total gross proceeds)(4)	5.0%

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(1)	Oil includes natural gas liquids.

(2)	Oil volumes increased 3% during the second quarterly payment period of 2021 as compared to the first quarterly payment period of 2021 primarily due to differences in the timing of receiving revenues associated with non-operated properties.
(3)	Total gross proceeds increased $3.1 million (or 32%) during the second quarterly payment period of 2021 as compared to the first quarterly payment period of 2021. The increase in gross proceeds between periods was primarily due to higher average realized oil and natural gas prices between periods and differences in the timing associated with revenues received from non-operated properties, as discussed above.
(4)	Production taxes are typically calculated as a percentage of oil and gas revenues. Production taxes as a percentage of revenues decreased slightly from 5.1% during the first quarterly payment period of 2021 to 5.0% for the second quarterly payment period of 2021. Overall production taxes increased $0.2 million (or 31%) primarily due to the increases in gross proceeds discussed above.
(5)	Development costs increased $0.2 million during the second quarterly payment period of 2021 as compared to the first quarterly payment period of 2021. The increase was primarily due to increased activity on several non-operated properties.
(6)	All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets. Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.
(7)	The provision for estimated Trust expenses increased $1.0 million during the second quarterly payment period of 2021 as compared to the first quarterly payment period of 2021. The Trustee determined it was necessary to establish a $1.0 million reserve to ensure that the Trust has sufficient cash available to pay its general and administrative expenses through its termination date, which includes periods after the termination of the net profits interest when no net proceeds will be generated. The Trustee may increase or decrease this reserve at any time without advance notice to the unitholders. Any such reserve that exceeds the Trust’s actual general and administrative expenses in future periods will be returned to Trust unitholders in future distributions. The remaining $0.3 million provision for estimated Trust expenses is expected to be utilized for the Trust’s general and administrative expenses during the third quarter.

The Trust’s net profits interest (“NPI”), which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States until the NPI terminates on December 31, 2021.

Status of the Trust

Although oil and gas prices have improved since the lows experienced during 2020, oil and gas prices have historically been volatile and may fluctuate widely in the future. The Trust is unable to predict future commodity prices or future performance and distributions to unitholders are significantly impacted by low oil and natural gas prices and may be reduced to zero, as was the case during the second, third and fourth quarters of 2020 and first quarter of 2021. Additionally, in the current commodity price environment, the Trust’s distributions have increased sensitivity to fluctuations in operating and capital expenditures and commodity price differentials.

Trust Termination

After the NPI terminates on December 31, 2021, it is anticipated that the Trust will make a final quarterly distribution, if any, no later than March 1, 2022, to the Trust unitholders of record on the 50th day following December 31, 2021, and the Trust will wind up its affairs and terminate. After the termination of the Trust, it will pay no further distributions. Consequently, after the payment of the August 2021 distribution, the Trust expects to make only two further distributions, one in November 2021 and the final one in March 2022.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur after the termination of the NPI. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include fluctuations in oil and natural gas prices, the effect, impact, potential duration or other implications of the COVID-19 pandemic, or any government response to such pandemic, expenses of the Trust, risks inherent in the operation, production and development of oil and gas, future production and development costs, uncertainty of estimates of oil and natural gas reserves and production, and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
(512) 236-6555
601 Travis Street, 16th Floor, Houston, TX 77002
http://whzt.q4web.com/